Exhibit 10.24

MxEnergy Inc.
20 Summer St
Stamford, CT 06901
203 356 1318
203 226 2738 (f)

December 24, 2004

Mr. Thomas W. Hartmann
18 Lorraine Court
Cary, Illinois 60013

Dear Tom:

This will confirm that, in consideration of the mutual covenants contained herein, you and MxEnergy Inc. (the “Company”) agree as follows:

1.                          Employment Relationship. You have agreed to the terms of this agreement (the “Agreement”) under which the Company will employ you, effective as of January 10, 2005 (the “Employment Date”), in the position of General Counsel of MxEnergy lnc. In such position, you will be responsible for managing, directly or indirectly, the legal affairs of the Company, including supervision of legal and paralegal personnel; supervision of regulatory and compliance personnel; review of tariffs, rules and regulations of public utility regulators and regulated utilities; negotiation and drafting of all agreements and contracts with customer, suppliers, stockholders, banks and finance institutions, and other counterparties; advising the Board of Directors and management of the Company on their respective rights and responsibilities pursuant to applicable securities law; and related duties as directed by the Company from time to time through its Chief Executive Officer or Chief Operating Officer.

2.                          Compensation.

(a)                     Your base salary shall be the higher of (x) $225,000 per calendar year, or (y) that amount determined by the Company from time to time. The Company currently has no formal bonus plan; however, annual bonuses are sometimes awarded by the Company, in its sole discretion, based on the Company’s performance and the individual’s personal performance.

(b)                    While you are an employee of the Company, you will be entitled to participate, to the extent of your eligibility, in the employee benefits generally made available to senior employees in the Company, including, without limitation, the Company’s Incentive Stock Option Plan and those benefits set forth in the Employee Handbook and the

Executive Addendum to the Standard Employee Handbook, as they may be amended, added or terminated by the Company in its sole discretion from time to time.

(c)                     Notwithstanding anything herein to the contrary, you acknowledge that the employment relationship between you and the Company is intended to be, and will be, strictly “at-will,” meaning that you and the Company are free to terminate the relationship at any time, with or without Cause, as defined herein.

3.                          Reimbursement of Expenses. While you are an employee of the Company, you will be reimbursed for the reasonable and necessary out-of-pocket expenses that you incur in furtherance of the Company’s business, provided, however, that all expenses must be properly documented and otherwise be in compliance with the policies established from time to time by the Company. In addition, you shall be entitled to receive reimbursement (paid upon submission of receipts to the Company) for moving expenses, including, but not limited to, travel and living expenses, up to a maximum reimbursement of $10,000.

4.                          Eligibility to Receive Warrants. You are eligible to receive warrants for up to 10,000 shares of the common stock of the Company (“Warrants”) and with a strike price equal to $22, as follows:

(a)                    Your right to receive Warrants for up to 2,500 shares shall vest three months following the Employment Date, provided that you are an active employee of the Company on such vesting date.

(b)                   Your right to receive additional Warrants for 7,500 Shares shall vest in three installments of Warrants for 2,500 shares respectively on the first, second and third anniversaries of the Employment Date (each of such dates is referred to herein as a “Vesting Date”), provided that you are an active employee of the Company on each such Vesting Date.

(c)                    Subject to subparagraphs (d), (e), and (f) below, if you terminate your employment relationship with the Company for any reason (other than through a Resignation for Good Cause as defined below), including, without limitation, resignation or retirement, or the Company terminates your employment with Cause, you shall forfeit the right to receive all Warrants that have not vested as of the effective date of the termination of such employment relationship.

(d)                   Notwithstanding anything in this Agreement to the contrary, all unvested Warrants (and all subsequently issued warrants) shall immediately vest at such time as

i.                            the Company terminates your employment relationship at any time without Cause;

ii.                         the Company enters into an agreement, except for purposes of raising new capital, for the sale or other disposition, in one transaction or a series of transactions, of securities representing at least 50% of the common stock of the Company on a fully-diluted basis, and such sale or other disposition is consummated, or

iii.                      the Company enters into a consolidation or merger (other than a merger (x) in which the Company is the surviving company, (y) which involves only a change in the Company’s state of incorporation, or (z) with a wholly-owned subsidiary of the Company) or the sale of all or substantially all of the Company’s assets; or

iv.                     a registration statement in respect of a public offering by the Company of its common stock becomes effective.

(e)                        For purposes of this Agreement, Cause shall mean any of:

(i)                        A material breach of Company policy;

(ii)                     A conviction for, or pleading guilty to, a felony-class crime;

(iii)                   Any action taken in bad faith that has, or is likely to have, in the Company’s reasonable judgment, a material, detrimental effect on the reputation of the Company or its business;

(iv)                  An act of fraud, dishonesty or gross misconduct by you;

(v)                     A material breach of any provision of an MxEnergy employment contract that has not been cured within thirty (30) days after written notice of such breach by the Company;

(vi)                  Failure to secure, in a timely fashion, approval of a requisite immigration status. At no time shall an Executive fail to meet any legal requirement regarding the Company’s employment of a non-citizen; and

(vii)               Failure to perform your duties or responsibilities to the Company to the Company’s reasonable satisfaction, after being given notice and a reasonable opportunity to improve.

(f)                      If you voluntarily resign for any of the reasons set forth below (collectively, “Resignation for Good Cause”), your Warrants (and any subsequently issued warrants) shall vest immediately:

(i)                       A reduction in or failure to pay any portion of your annual base salary;

(ii)                    The relocation of your office to a location more than fifty (50) miles from the location at which you performed your duties prior to the relocation, except for required travel on Company business to an extent substantially consistent with your business travel obligations; or

(iii)                 In the event of a Change of Control of the Company, the failure by the company that survives the Change of Control (the “Acquiring Company”) to provide you (until the expiration of one year after the occurrence of such Change of Control) with compensation and benefits which are, in the aggregate, no less favorable than those provided by Company to you immediately prior to the occurrence of such Change of Control.

Change of Control, as used in this Agreement, is defined as the occurrence of the events set forth in Section 4d(ii)-(iv) of this Agreement.

(g)                   In the event of your voluntary resignation or a termination of your employment by the Company for Cause, the Company may elect, in its sole discretion, upon written notice to you, to purchase all or any portion of your vested Warrants or shares of the Company’s stock at a price equal to one hundred fifty percent (150%) of the strike price of such Warrants or your purchase price of the shares.

5.                          Termination. In the event the Company terminates your employment without Cause at any time after April 10, 2005 or you  execute a Resignation with Good Cause, you shall be entitled to a severance payment equal to six (6) months of your then current annual base salary payable on a monthly basis thereafter, provided that if your termination without Cause or your Resignation for Good Cause occurs one year or more after the Employment Date, your severance payment shall equal the greater of six (6) months of your then current base salary or two (2) months of your then current base salary for each full year of employment, up to a maximum severance amount of two (2) years’ base salary.

Notwithstanding the foregoing, if the Acquiring Company following a Change of Control terminates your employment without Cause or you submit a Resignation for Good Cause within one (1) year of a Change of Control of the Company, all of your unvested warrants (whether issued in this Agreement or hereafter) shall immediately vest, and you shall be entitled to a severance payment equal to the greater of one (1) year of your then current salary or two (2) months for each full year of employment at your then current annual salary payable on a monthly basis thereafter, up to a maximum severance amount of two (2) years’ base salary. At the time of the Change of Control, the Company shall use commercially reasonable efforts to cause the Acquiring Company to assume the Company’s obligations under this Agreement.

6.                          Shareholders Agreement. As a condition precedent to the issuance of Warrants to you, you agree to enter into and be bound by the terms and conditions of the

Third Amended and Restated Stockholders Agreement, dated as of June 30, 2004, as amended and restated from time to time, among the Company and certain other shareholders who are parties to the Stockholders Agreement from time to time (the “Stockholders Agreement”), a copy of which will be made available to you prior to the issuance of the Warrants.

7.                          Limitation on Transfer of Warrants. You are aware that there are substantial restrictions on the transferability of the Warrants and the underlying shares. The Warrants will not be, and you have no right to require that they be, registered under the Act. The Warrants and underlying stock cannot be, and you agree that they will not be, sold unless an exemption from registration is available under the Act. You also acknowledge that you will be responsible for compliance with all conditions of transfer imposed by any applicable “Blue Sky” or state securities laws. You further acknowledge that the Warrants and the underlying stock may not be sold, transferred or otherwise disposed of without compliance with the terms and conditions of the Shareholders Agreement.

8.                          Restrictive Covenants.

(a)                      Confidentiality. You covenant and agree you win maintain in strictest confidence and not disclose to any person or business entity, except as specifically required in the performance of your duties hereunder, or use for personal benefit, gain or otherwise, any confidential or proprietary information of the Company or any client of the Company.

(b)                     Non-Competition. You also covenant and agree that, from the date of your execution and delivery of this Agreement until six (6) months following the cessation of your employment with the Company for any reason, whether with or without Cause, or whether initiated by you or the Company, you will not directly or indirectly (whether as owner, officer, director, shareholder or employee of a business or in any other manner), without the prior written consent of the Company, (i) work with, or provide services to any person or entity which was a customer or competitor of the Company at the date of cessation of your employment relationship or within the twelve-month period preceding such date, or which was contacted as a client prospect by any representative of the Company within ninety (90) days prior to such date of employment cessation; or (ii) solicit or induce any employee of the Company to leave its employ or to hire or attempt to hire any such employee.

(c)                      Injunctive and Other Relief. You acknowledge that your services and skills are unique and that any actual or threatened violation of the provisions of this Section will cause irreparable harm to the Company. Accordingly, you agree that, in addition to such other rights as the Company may have at law or in equity (including the right to recover damages) or under this Agreement, the Company will be entitled to temporary and permanent injunctive relief in the event of any actual or threatened violation by you of the provisions of this Section.

9.        Representations and Warranties.

(a)                    You represent and warrant that you are not a party to any agreement, contract or understanding, whether of employment or otherwise, which would in any way restrict or prohibit you from undertaking or performing the services contemplated by, and in accordance with, the terms and conditions of this Agreement, and that you are not in possession of any trade secrets or other confidential information of any other person which might result in such other person making a claim against the Company or any affiliate.

(b)                   You have the absolute right and power to acquire the Warrants and to perform your obligations under this Agreement and the Shareholders Agreement (collectively, the “Agreements”), and you are not subject to any contractual or other restriction that would prevent you from entering into the Agreements. The Agreements are valid, binding and enforceable against you in accordance with their respective terms.

(c)                    You are acquiring the Warrants for your own account, for investment purposes only, and not with a view to selling or distributing them in a manner that would require registration under the Securities Act of 1933 (the “Act”) and the regulations promulgated thereunder. You do not presently have any reason to anticipate any change in your circumstances that would cause you to need to sell the Warrants. You have the financial ability to bear the economic risk of your investment for an indefinite period of time and have no need for liquidity with respect to your ownership of the Warrants.

(d)                   All documents and information having a bearing on your proposed ownership of the Warrants have been made available to you for inspection. You have had a complete opportunity to ask questions of, and receive answers from, the Company about the terms and conditions of your proposed ownership of the Warrants, and all such questions have been answered to your satisfaction. You have such knowledge and experience in financial and business matters that you are capable of evaluating the merits, risks and suitability of an investment in, or ownership of, the Warrants.

(e)                    You have made an independent determination and evaluation of the economic and tax consequences of your investment in, and ownership of, the Warrants. You have not received, and you are not relying on, any representations, statements or warranties made by the Company or any director, officer, employee agent or other person purportedly acting on behalf thereof regarding the Company or its capital stock or the economic or tax consequences of your investment in, or ownership of, the Warrants.

(f)                      The Company represents and warrants that (i) it has the absolute right and power to grant the Warrants to you and to perform its obligations under the Agreements; (ii) it is not subject to any contractual or other restriction that would prevent it from entering into the Agreements; (iii) the Agreements are valid, binding and enforceable against the Company in accordance with their respective terms; and (iv) it is not a party to any agreement, contract or understanding, whether of employment or otherwise, which would in any way restrict or prohibit it from undertaking or performing the services contemplated by, and in accordance with, the terms and conditions of this Agreement; and (v) the shares granted to you under this letter agreement are fully paid and non-assessable.

10.                   Indemnification.

(a)             You acknowledge that you understand the meaning and legal consequences of the representations, warranties and agreements set forth in this Agreement and in Schedule A hereto. You agree to indemnify and hold harmless the Company, its shareholders, directors, officers and employees from and against any and all loss, damage or liability due to or arising out of a breach by you of any such representation, warranty or agreement. Notwithstanding the foregoing, no representation, warranty, acknowledgment or agreement that you make in this Agreement will in any way be deemed to constitute a waiver of your rights under federal or state securities laws.

(b)            The Company agrees to indemnify you and hold you harmless from and against any and all loss, damage or liability due to or arising out of a breach by the Company of any of its representations, warranties or obligations hereunder. Notwithstanding the foregoing, no representation, warranty, acknowledgment or agreement made by the Company in this Agreement will in any way be deemed to constitute a waiver of the Company’s rights under federal or state securities laws.

11.                   Legend. You acknowledge that any certificate representing shares of the Company will bear the legends required by the Shareholders Agreement.

12.                   Miscellaneous.

(a)             Entire Agreement. This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof. This Agreement may not be amended, modified or supplemented except by written agreement executed by the parties hereto.

(b)            Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

(c)             Waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.

(d)            Governing Law. This Agreement shall be governed by the laws of the State of Connecticut, without giving regard to its conflicts of law provisions.

(e)             Headings. Headings are provided for convenience of reference only, and shall not constitute a part of this Agreement or affect the interpretation thereof.

13.                 Intellectual Property. During your employment with the Company, you will comply with all of the provisions set forth in the attached Schedule A, entitled “Intellectual Property,” and you further agree that the provisions of Sections 8(c) and 9(a) of this Agreement shall apply thereto.

Please acknowledge your acceptance of the terms and conditions of this Agreement by signing, dating and returning to the undersigned the enclosed counterpart of this Agreement.

Very truly yours,

MxEnergy Inc.

	By:	/s/ Jeffrey A. Mayer
Jeffrey A. Mayer President

Accepted and Agreed effective this 27th day of December 2004:

/s/ Thomas W. Hartmann
Thomas W. Hartmann

SCHEDULE A
Intellectual Property.

(a)             You shall make full and prompt disclosure to the Company of all trademarks or trade names, including, without limitation, designs, logos or slogans, which are created, made, conceived or reduced to practice by you or under your direction or jointly with others during your affiliation with the Company, whether or not during normal working hours or on the premises of the Company, and which relates to the business then engaged in by the Company or in which the Company then reasonably anticipates being engaged (all of which are collectively referred to in this Agreement as “Developments”).

(b                You (i) agree to assign and do hereby assign to the Company (or any person or entity designated by the Company) all of your respective right, title and interest in and to all Developments and all related applications; and (ii) agree to assign and do hereby assign to any third party designated by the Company any Developments which are subject to the terms and provisions of an intellectual property license or other similar agreement approved by the Company’s Board of Directors between the Company and such third party. You also hereby waive all claims to moral rights in any Developments.

(c)             You agree to cooperate fully with the Company with respect to the procurement, maintenance and enforcement of intellectual property rights (both in the United States and foreign countries) relating to Developments, provided that the Company shall reimburse you for any costs or expenses incurred in connection with the procurement, maintenance and enforcement of intellectual property. You shall sign all papers, including, without limitation, trademark applications, declarations, oaths, formal assignments, assignments of priority rights, and limited powers of attorney, which the Company reasonably may deem necessary or desirable in order to protect its rights and interests in any Development and which shall be prepared by the Company or its counsel. You further agree that if the Company is unable, after reasonable effort, to secure your signature on any such papers, any executive officer of the Company shall be entitled to execute any such papers as your agent and the attorney-in-fact, and you hereby irrevocably designate and appoint each executive officer of the Company as your agent and attorney-in-fact to execute any such papers on your behalf, and to take any and all reasonable actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.